UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2009

VELOCITY EXPRESS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

On November 25, 2009 (the “Closing Date”), Velocity Express Corporation, a Delaware corporation  (the “Company”) completed the previously announced sale of substantially all of the assets of the Company (including the stock of its Canadian subsidiary) and its United States subsidiaries to ComVest Velocity Acquisition I, LLC, a Delaware limited liability company (the “Purchaser”).  The Purchaser owned approximately 98% of the Company’s Senior Secured Notes issued pursuant to the Indenture as modified by the Fifth Supplemental Indenture, dated March 13, 2009.  The purchase price was approximately $20 million, including approximately $9.5 million which was repaid to the Purchaser with respect to its Senior Notes and approximately $10.2 million to repay existing debt due (including interest, fees and expenses) under the DIP Credit Agreement and the Burdale Credit Agreement (as defined in the Asset Purchase Agreement).  Additionally, the Purchaser assumed the Sellers’ Assumed Liabilities (as contemplated by the Asset Purchase Agreement), including the Determined Cure Cost for Assigned Contracts (as defined in the Asset Purchase Agreement).  The Asset Purchase Agreement, dated as of September 24, 2009, as amended and the sale were approved on November 3, 2009, by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Item 7.01.                      Regulation FD Disclosure.

Monthly Operating Reports

Until the Closing Date, the Company continued to operate the business as a debtor-in-possession in the ordinary course under the jurisdiction of the Bankruptcy Court during the pendency of the Sellers’ previously disclosed Bankruptcy Case.  In connection with the rules governing the Bankruptcy Case, on December 2, 2009, the Company filed its second monthly operating report for the period of September 27, 2009 through October 24, 2009 with the Bankruptcy Court (the “Monthly Operating Report”), which is attached hereto as Exhibit 99.1.*

In light of limitations on the Company’s liquidity and personnel, the Company is unable to continue filing periodic reports under the Exchange Act without unreasonable effort and expense.  The Company hereafter intends to file with the SEC, under cover of current reports on Form 8-K, in lieu of filing Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, copies of the Company’s monthly operating reports required to be submitted to the Bankruptcy Court. In accordance with General Instructions B.2 and B.6 of Form 8-K, the Monthly Operating Reports are, and any future such monthly operating reports will be, furnished for informational purposes only and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor will such information be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act, except as expressly set forth by specific reference in such a filing.  The filing of this Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by Regulation FD.

The Company cautions investors and potential investors not to place undue reliance upon the information contained in the Monthly Operating Report, which was not prepared for the purpose of providing the basis for an investment decision relating to any of the securities of the Company.  The Monthly Operating Report is limited in scope, covers a limited time period and has been prepared solely for the purpose of the Company’s compliance with the monthly reporting requirements of the Bankruptcy Court. The financial information in the Monthly Operating Report was not audited or reviewed by independent registered accountants and is not presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and is in a format prescribed by applicable bankruptcy laws and is subject to future adjustment and reconciliation. There can be no assurance that, from the perspective of an investor or potential investor in the Company’s securities, the Monthly Operating Report is complete.  The Monthly Operating

Report also contains information for periods which may be shorter or otherwise different from those contained in reports required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such information is likely not indicative of Company’s financial condition or operating results for the period that would be reflected in the periodic reports pursuant to the Exchange Act.  The Monthly Operating Report does not include footnotes that would ordinarily be contained in the financial statements in our quarterly and annual reports pursuant to the Exchange Act.  In addition, the income tax provision in the Monthly Operating Reports is difficult to ascertain as a result of many factors, including, among other things, our inability to predict taxable income that may be generated as a result of any cancellation of indebtedness that might occur as a result of the bankruptcy proceeding involving the Company.  Results set forth in the Monthly Operating Reports should not be viewed as indicative of future results.

*Certain attachments to the Monthly Operating Report are not included as part of Exhibit 99.1, but are available at the office of the U.S. Trustee and the Bankruptcy Court.  In addition, the Company will furnish a copy of any such omitted attachment to the Commission up its request.

Item 9.01 Financial Statements and Exhibits.

99.1	Monthly Operating Report for the period of September 27, 2009 through October 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Mark T. Carlesimo, Esq.
Name:	Mark T. Carlesimo, Esq.
Title:	General Counsel

Date: December 7, 2009